UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

ATEA PHARMACEUTICALS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒ No fee required

☐ Fee paid previously with preliminary materials

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Supplemental Disclosure Regarding Proposal 1 – Election of Directors

The following disclosure supplements the definitive proxy statement filed by Atea Pharmaceuticals, Inc. (the “Company”) with the Securities and Exchange Commission on April 28, 2023 (the “Proxy Statement”) in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board”) for the annual meeting of stockholders to be held on June 16, 2023 (the “Annual Meeting”), and any postponement, continuation or adjournment thereof.

At the Annual Meeting, our stockholders will vote on the election of Jerome Adams, M.D. and Barbara Duncan as Class III Directors to serve until the 2026 Annual Meeting of Stockholders, and until their respective successors shall have been duly elected and qualified. Our Board has recommended that stockholders vote for the election of Dr. Adams and Ms. Duncan.

The Proxy Statement discloses that Ms. Duncan has served on the Board since 2020 and serves the Chair of the Company’s Audit Committee and a member of the Nominating and Corporate Governance Committee. Ms. Duncan has served as Chair of the board of directors of Fusion Pharmaceuticals Inc. since November 2020, and on the board of directors of Jounce Therapeutics, Inc. (“Jounce”) since June 2016, Adaptimmune Therapeutics plc since June 2016, Ovid Therapeutics, Inc. since June 2017, Versanis Bio (a privately-held company) since July 2022, and Halozyme, Inc. since February 2023.

On May 3, 2023, Jounce was acquired by Concentra Biosciences and Ms. Duncan resigned from Jounce’s board of directors. Accordingly, Ms. Duncan now serves on five public company boards of directors.

We recognize that the proxy voting guidelines of some of our investors and certain proxy advisory firms previously may have considered Ms. Duncan to be “overboarded” based on her prior public company board commitments. As a result of her recent resignation from the Jounce board of directors, we believe that Ms. Duncan should no longer be considered to be “overboarded” under the voting guidelines of certain proxy advisory firms and investors.

The Board believes that Ms. Duncan has been, and will continue to be, an effective and engaged director who possesses valuable experience, perspective, and skills, in particular due to her experience in the biopharmaceutical industry, including her service on the boards of directors of other public companies.

The Board strongly encourages you to vote FOR the election of Jerome Adams and Barbara Duncan as Class III directors at the Annual Meeting.

Voting Information:

IF YOU HAVE ALREADY VOTED AND DO NOT WISH TO CHANGE YOUR VOTE, YOU DO NOT NEED TO DO ANYTHING. YOUR VOTE WILL BE TABULATED AS YOU INSTRUCTED AT THE ANNUAL MEETING.

Prior to the meeting, you may vote by any of the following methods:

Stockholders of Record. If you are a stockholder of record, you may vote:

•
by Internet—You may vote over the Internet at www.proxyvote.com 24 hours per day, seven days a week, by following the instructions on the Internet Notice or proxy card. You will need the 16-digit control number included on your proxy card or voting instruction form. Votes submitted through the Internet must be received by 11:59 p.m. Eastern time on June 15, 2023.
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by Telephone—You may vote by telephone by calling 1-800-690-6903 24 hours per day, seven days a week. You will need the 16-digit control number included on your proxy card or voting instruction form. Votes submitted by telephone must be received by 11:59 p.m. Eastern time on June 15, 2023.
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by Mail—You may vote by mail by signing, dating and mailing the proxy card, which you may have received by mail. Sign your name exactly as it appears on the proxy card. Proxy cards submitted by mail must be received by June 15, 2023 in order to be counted at the Annual Meeting.

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Electronically at the Meeting—If you attend the meeting online, you will need the 16-digit control number included in your Internet Notice, on your proxy card or on the instructions that accompanied your proxy materials to vote electronically during the meeting.

Beneficial Owners of Shares Held in “Street Name.” If your shares are held in “street name” through a bank or broker, you will receive instructions on how to vote from the bank or broker. You must follow their instructions in order for your shares to be voted. Internet and telephone voting also may be offered to stockholders owning shares through certain banks and brokers. If your shares are held in “street name,” you may visit www.virtualshareholdermeeting.com/AVIR2023 and enter the 16-digit control number included in the voting instruction card provided to you by your bank or brokerage firm. If you hold your shares in street name and you did not receive a 16-digit control number, you may need to log in to your bank or brokerage firm’s website to access the meeting and vote. Instructions should also be provided on the voting instruction card provided by your bank or brokerage firm.

Revoking a previously submitted proxy. If you are a registered stockholder, you may revoke your proxy and change your vote:

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by submitting a duly executed proxy bearing a later date;
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by granting a subsequent proxy through the Internet or telephone;
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by giving written notice of revocation to the Secretary of Atea prior to the Annual Meeting; or
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by voting online during the Annual Meeting by going to www.virtualshareholdermeeting.com/AVIR2023.

Your most recent proxy card or Internet or telephone proxy is the one that is counted. Your attendance at the Annual Meeting by itself will not revoke your proxy unless you give written notice of revocation to the Secretary before your proxy is voted or you vote online at the Annual Meeting.

If your shares are held in street name, you may change or revoke your voting instructions by following the specific directions provided to you by your bank or broker, or you may vote during the Annual Meeting by obtaining your 16-digit control number from your bank or broker or otherwise voting through your bank or broker.